EXHIBIT 99.1
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           CHESAPEAKE ENERGY CORPORATION ANNOUNCES PRIVATE OFFERING OF
               $400 MILLION CUMULATIVE CONVERTIBLE PREFERRED STOCK

OKLAHOMA CITY, OKLAHOMA, APRIL 12, 2005 - Chesapeake Energy Corporation (NYSE:CHK) today announced that it intends to commence a private placement offering to eligible purchasers of $400 million of a new series of its cumulative convertible preferred stock with a stated value of $100 per share. The offering is expected to be eligible for resale under Rule 144A. The private offering, which is subject to market and other conditions, will be made within the United States only to qualified institutional buyers, and outside the United States only to non-U.S. investors under Regulation S of the Securities Act of 1933.

Chesapeake intends to use the net proceeds of the offering to partially fund approximately $686 million of recently announced acquisitions of oil and gas properties, or in the event the acquisitions are not consummated, to repay debt under its bank credit facility.

The company also intends to grant a 30-day option to the initial purchasers to purchase a maximum of $60 million stated value in additional shares of convertible preferred stock to cover any over-allotments in the offering.

The preferred stock has not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the preferred stock.


THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. FORWARD-LOOKING STATEMENTS INCLUDE ESTIMATES AND GIVE OUR CURRENT EXPECTATIONS OR FORECASTS OF FUTURE EVENTS. ALTHOUGH WE BELIEVE OUR FORWARD-LOOKING STATEMENTS ARE REASONABLE, THEY CAN BE AFFECTED BY INACCURATE ASSUMPTIONS OR BY KNOWN OR UNKNOWN RISKS AND UNCERTAINTIES.

CHESAPEAKE ENERGY CORPORATION IS THE FOURTH LARGEST INDEPENDENT PRODUCER OF NATURAL GAS IN THE U.S. HEADQUARTERED IN OKLAHOMA CITY, THE COMPANY'S OPERATIONS ARE FOCUSED ON EXPLORATORY AND DEVELOPMENTAL DRILLING AND PRODUCING PROPERTY ACQUISITIONS IN THE MID-CONTINENT, PERMIAN BASIN, SOUTH TEXAS, TEXAS GULF COAST AND ARK-LA-TEX REGIONS OF THE UNITED STATES.